Exhibit 14.1
Endeavour International Corporation
Code of Business Conduct
At Endeavour International Corporation (“Endeavour” or the “Company”), we conduct our business with the highest degree of honesty and ethical behavior. These standards are the cornerstone of our work. We are direct, clear, and ethical in our communications and actions. We speak with honesty, courage, and care. We are accountable for our words, our work, and our processes, which lead to a challenging and rewarding work environment.
This handbook sets forth Endeavour’s fundamental business values. It is by no means an exhaustive account, but rather a summary of some of the basic standards that underlie our business ethics and professional integrity; standards that apply to all Endeavour employees. All employees are responsible for familiarizing themselves with all corporate policies.
After reading this handbook, we encourage you to discuss its content with others and to ask questions if any items are not completely clear. Should you know of any events or transactions that violate these policies, your responsibility is to communicate the information promptly to your manager or the Office of the Corporate Secretary. Understanding, communicating, and working together are what make our policies effective and our workplace outstanding.
/s/ William L. Transier

William L. Transier
Chairman, President and Chief Executive Officer
Endeavour International Corporation
Adopted December 2007
Updated February 2011

CONTENTS

COMPLIANCE IS SERIOUS BUSINESS	1
REPORTING POSSIBLE VIOLATIONS OF POLICIES	2
DISCIPLINARY ACTIONS	3
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS	4
Equal Opportunity	4
Conflicts of Interest	5
Gifts and Entertainment	5
Outside Employment	6
Outside Directorships	6
Business Interests	6
Related Parties	6
Other Situations	6
Disclosure	6
Reporting Conflicts of Interest	7
Protecting Endeavour’s Confidential Information	8
The Confidential Information Agreement	8
Disclosure of Confidential Information	8
Computing Security	8
Anti-Corruption Compliance	9
Requirements of the FCPA	9
Requirements of the ATCSA	9
Requirements of the UKBA	10
Obligations Under Securities Laws	12
Disclosure to SEC and Other Public Communications	12
“Insider Trading”	12
Obligations Under Other Laws	12
Section 16 Reporting	12
Environmental Policy	13
Use of Endeavour’s Assets	14
General	14
Computers and Other Equipment	14
Software	14
Use of E-mail	14
Use of the Internet	15
Corporate Opportunities	15
Maintaining and Managing Records	16
Employee Conduct	16
Payment Practices	18
Accounting Practices	18
Political Contributions	18
Vendors, Contractors, and Consultants	18
Approval Limitations	19
RESPONSIBILITIES TO OUR SUPPLIERS AND CONTRACTORS	20

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Payments or Gifts from Others	20
Handling the Confidential Information of Others	21
Need-to-Know	21
Notes and Reports	21
ANNUAL FILING AND DISCLOSURE REQUIREMENTS	22
Periodic Filings	22
Internal Control Report	22
Certifications	22
Disclosing Amendments and Waivers	22
ACKNOWLEDGMENT AND CERTIFICATION	23
A Final Word	24
APPENDIX A — Anti-Corruption Policy and Procedures

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ENDEAVOUR CODE OF BUSINESS CONDUCT
COMPLIANCE IS SERIOUS BUSINESS
Endeavour’s policies about honest and ethical business conduct reflect the kind of company we strive to be. A fundamental responsibility of being an Endeavour employee is respecting and adhering to our policies. Many Endeavour policies also reflect the requirements of applicable laws or regulations. Policy violations can create significant liability for Endeavour, its directors, officers, and employees. Liabilities may result in monetary damages and may even threaten our ability to continue to do business.
In trying to determine whether any given action is appropriate, do not hesitate to ask your manager or the Office of the Corporate Secretary.
As a condition of your employment, you will be required to certify on the form provided at the end of this Code of Business Conduct (the “Code”) that you have received, read and understand this Code and that you have complied and that you will continue to comply with this Code. The signed form will be placed in your personnel file for permanent reference.

ENDEAVOUR CODE OF BUSINESS CONDUCT
REPORTING POSSIBLE VIOLATIONS OF POLICIES
If you know of, or suspect, any conduct which you believe to be inconsistent with, or in violation of, applicable laws, rules or regulations (including, without limitation, the listing requirements of NYSE Amex and any other stock exchange upon which Endeavour’s securities are traded), this Code or any other code, policy or procedure of Endeavour (including, without limitation, Endeavour’s Code of Ethics for Senior Officers), you are obligated to promptly report it to one of the following:
•	your manager; or

•	the Office of the Corporate Secretary.
If you wish to submit a concern confidentially or anonymously, you may call the Conduct Hotline at 1.888.378.2439 or send a letter or fax to the Office of the Corporate Secretary. Endeavour will handle all inquiries discreetly and preserve confidentiality of anyone requesting guidance or reporting a possible violation to the extent possible and within the limits allowed by applicable law.

ENDEAVOUR CODE OF BUSINESS CONDUCT
DISCIPLINARY ACTIONS
The matters covered in this Code are of the utmost importance to Endeavour, its stockholders, and its business partners, and are essential to Endeavour’s ability to conduct business in accordance with its stated values. We expect all of our directors, officers, employees, contractors, and consultants to adhere to these rules in carrying out their duties for Endeavour. For the purposes of this Code, an “employee” shall include an Endeavour director or officer.
Endeavour will take appropriate action against any employee, contractor, or consultant whose actions are found to violate these policies or any other of Endeavour’s specific policies. Disciplinary actions may include immediate termination of employment or business relationship, at Endeavour’s discretion. Where Endeavour has suffered a loss, it will pursue its remedies against the individuals or entities responsible. Where applicable laws, regulations or rules have been violated, Endeavour will cooperate fully with the appropriate authorities. This Code does not alter an employee’s at-will relationship with Endeavour, where applicable.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Equal Opportunity
Endeavour’s values include ethical actions, honesty, respect for others, and teamwork. Their exercise requires an environment that is open, supportive, and interdependent. No action could be more contrary to our values than discrimination.
Our policies prohibit discrimination and harassment of any kind. Each of us needs to meet this obligation. Discrimination, harassment, slurs, or jokes based on a person’s race, color, creed, religion, national origin, citizenship, age, sex, marital status, military service or reserve or veteran status, sexual orientation or mental or physical disability will not be tolerated. This applies to every Endeavour employee and contractor. In addition, directors, officers and other employees should use reasonable efforts to seek business partners for Endeavour that do not discriminate in hiring or in their employment practices, and who make decisions about hiring, salary, benefits, training opportunities, work assignments, advancement, discipline, termination and retirement consistent with Endeavour’s policies and values.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Conflicts of Interest
Each of us has a responsibility to Endeavour, our stockholders, and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest may occur or appear to occur. Endeavour is subject to scrutiny from many different individuals and organizations. We should always strive to avoid even the appearance of impropriety.
There are several situations that may result in a conflict of interest. The most common include:
•	Accepting gifts and/or entertainment from suppliers, contractors, or other third parties with which Endeavour does business;

•	Being employed by another company while still an Endeavour employee;

•	Serving as a director on a competitor’s board;

•	Owning a significant part of or participating in another company or business;

•	Communicating with competitors; and

•	Having close family or close personal relationships with outside suppliers, contractors, or consultants.
Consider these situations:
Gifts and Entertainment. It is not uncommon to receive gifts or entertainment from existing or potential suppliers and contractors. It is important to note, however, that in addition to increasing the cost of doing business, the receipt may lead to a perceived or actual conflict of interest. All gifts or entertainment received must be de minimis in value and must never be accepted prior to or immediately following the award of contracts. The gift or entertainment must never affect your motivations or decisions. Any entertainment, favor or gift that is too repetitive or carries a perception of influence or obligation for the giver or the recipient is inappropriate. You must disclose gift and entertainment opportunities to your manager or supervisor prior to accepting the gift or entertainment to better ensure transparency.
Providing or offering any gift, entertainment, favor or anything of value to any Government Official, as the term is defined below in the “Anti-Corruption Compliance” Section, implicates additional risks as well as the Company’s compliance with the U.S. Foreign Corrupt Practices Act (FCPA), U.K. Anti-Terrorism, Crime and Security Act (ATCSA), and the U.K. Bribery Act 2010 (UKBA). Before any gift, entertainment, favor, or anything of value may be offered or provided to any Government Official, employees must seek advance approval from the Office of the Corporate Secretary.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Outside Employment. You should not engage in any business outside of Endeavour if it interferes with your performance or responsibilities to the Company. Our policies prohibit any employee from simultaneous employment with an Endeavour supplier, customer, or competitor, and from taking part in any activity that enhances or supports a competitor’s position.
Outside Directorships. It is a conflict of interest to serve as a director of a company in competition with Endeavour. Although you may serve as a director of an Endeavour supplier, or customer, you must first obtain approval from Endeavour’s Chief Executive Officer before accepting a directorship, and any remuneration you receive should be of an amount equal to your responsibilities. If you serve as a director at the request of Endeavour, you should not accept any remuneration for service.
Business Interests. If you are considering investing in the business interests of customers, suppliers, and competitors, you must first take great care to ensure that these investments do not compromise your responsibilities to Endeavour. Many factors, including the size and nature of the investment, your ability to influence Endeavour decisions, your access to confidential information, and the nature of the relationship between Endeavour and the other business should be considered in determining whether a conflict situation exists. Typically, investments of less than two (2) percent of the total outstanding shares in companies listed on a national or international securities exchange, or quoted daily by NASDAQ or any other board, do not create a conflict. You must first obtain approval from Endeavour’s Chief Executive Officer prior to investing in the business interests of customers, suppliers and competitors.
Related Parties. As a general rule, you should avoid conducting Endeavour business with a family member or with a business in which a family member is associated in any significant role. If such a transaction is unavoidable, you must obtain prior approval from Endeavour’s Chief Executive Officer. It is imperative that any dealings with a related party should be conducted in such a way that no actual or perceived preferential treatment is given to this business that would not otherwise be given to another business.
Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations within this Code. If a proposed transaction or situation raises any questions or doubts in your mind, you should ask your manager or the Office of the Corporate Secretary before entering into the relationship or situation in question.
Disclosure. Each employee will be required to disclose any potential conflicts of interest and attest to complying with all applicable Anti-Corruption laws, including the FCPA, ATCSA, and UKBA. The Company’s policies relating to these Anti-Corruption laws are described in the “Anti-Corruption Compliance” Section below and in Appendix A, which is attached to this Code.

ENDEAVOUR CODE OF BUSINESS CONDUCT
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Reporting Conflicts of Interest
Actual or potential conflicts of interest involving a non-officer employee, or a member of such person’s immediate family, must be reported in writing by the affected person (or by others having knowledge of the existence of the actual or potential conflicts of interest) to the employee’s immediate supervisor, who shall consult with the Office of the Corporate Secretary to determine whether a conflict of interest actually exists and to recommend measures to be taken to neutralize the adverse effect of the conflict of interest reported, if such measures are available or appropriate under the circumstances. This procedure will be applied so as to minimize its effect on the personal affairs of employees consistent with the protection of Endeavour’s interests. The matter may also be referred to the Board of Directors for its approval or rejection.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Protecting Endeavour’s Confidential Information
Endeavour’s confidential and proprietary information is a valuable asset and includes, but is not limited to, prospective acquisition and divestiture activity, certain seismic interpretation, business strategies and tactics, and undisclosed financial information. Every employee has the responsibility to safeguard the information and never disclose it prematurely.
The Confidential Information Agreement. When you joined Endeavour, you signed an agreement to protect and hold confidential our proprietary information. This agreement remains in effect for as long as you work for Endeavour and even after you leave the Company. Under this agreement, you may not disclose Endeavour’s confidential information to anyone or use it to benefit anyone other than Endeavour without the Company’s prior written consent. Abiding by this agreement is a fundamental condition of your employment, and you should take its provisions very seriously.
Disclosure of Confidential Information. To further Endeavour’s business, from time to time our proprietary information must be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate Endeavour management that disclosure of confidential information is necessary, you must then contact the Office of the Corporate Secretary to ensure that an appropriate written nondisclosure agreement has been signed by all parties—before any disclosure takes place. Additionally, no financial information other than that required by statutory-reporting requirements may be disclosed without the prior approval of Endeavour’s Chief Financial Officer. Never accept a third party’s nondisclosure agreement without reviewing it with the Finance Department.
Specific policies have also been established regarding who may communicate information to the press and the financial analyst community. All inquiries or calls from the press should be referred to the Company’s Director of Investor Relations.
Computing Security. All employees and contractors of Endeavour are expected to maintain a safe and secure computing environment in compliance with Sarbanes-Oxley regulations. Whether you are a basic user, system or data owner, or an administrator, it is your obligation to understand your network security role and the responsibilities associated with computer access. Every step should be taken to ensure the confidentiality of information through the use of passwords as outlined in the Company’s computer policies and procedures. Employees should be diligent in protecting data and informational assets in the public domain and recognize the threat of theft.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Anti-Corruption Compliance
It is the Company’s policy to comply with all applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), the U.K. Anti-Terrorism, Crime and Security Act of 2001 (“ATCSA”), the U.K. Bribery Act of 2010 (“UKBA”), and all other equivalent anti-corruption and/or anti-bribery legislation.
Requirements of the FCPA
The FCPA has two basic requirements which may be summarized as follows:
(a) Anti-Bribery Provisions. The Company’s officers, directors, employees, contractors, consultants, and other agents representing the Company may not corruptly offer to, promise to, or provide cash or anything of value to any foreign official, foreign political party or party official or any candidate for foreign political office in order to influence an act or decision that will assist the Company in obtaining or retaining business or in directing business to anyone else. A payment or offer is corrupt if it is made intentionally and voluntarily with the intention of causing conduct that is prohibited by the FCPA.
A foreign official means any officer or employee of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or all levels of federal, state, provincial, county, municipal and similar officials of any government outside the United States and also include all levels of officials of any commercial enterprise owned, controlled, or operated by a government other than the United States, such as a national oil company. Public international organizations include organizations such as the International Monetary Fund, the European Union, the World Bank and other similar organizations.
(b) Record-Keeping and Accounting Provisions. U.S. listed companies are required to keep accurate books and records in reasonable detail and to maintain a reasonable system of internal controls.
Requirements of the ATCSA
The ATCSA makes it a criminal offence for any U.K. national or company incorporated in the U.K. to commit a “corruption offence” outside the United Kingdom. Earlier legislation makes the “corruption offences” offences if committed within the United Kingdom. Such “corruption offences” include:
(a) making corrupt payments to a member, officer or servant of a public body, even if the payments take place wholly outside the U.K. The term “public body” includes any

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
city or town, council, local or public authority and any board or commission which is, under statutory power, involved in local government or in administering money raised by taxes. Any body which exists in a country or territory outside the U.K. and is equivalent to the bodies above is deemed to be a public body for the purposes of the ATCSA; and
(b) making, or offering to make, a gift or consideration to an agent as an inducement to the agent to do an act in relation to the principal’s business. The term “agent” is broadly defined to include any person employed by or acting on behalf of another (whether such other is in the public or private sector).
Requirements of the UKBA
Once it comes into force, the UKBA will repeal the existing corruption offences under earlier U.K. legislation and make it a criminal offence:
(a) to directly or indirectly through third parties offer, promise, or give a bribe to any person in order to induce any person to improperly perform a public or private function or to reward the improper performance of a public or private function, or where the offeror, promisor or giver knows or believes that acceptance of the bribe would constitute improper performance of a public or private function;
(b) to directly or indirectly request, agree to receive, or accept a bribe in the context of public or private functions;
(c) to directly or indirectly offer, promise or give a bribe to a foreign public official in order to influence the official in his official capacity and to obtain or retain business or an advantage in the conduct of business; and
(d) for a commercial organization (which may be a company incorporated in the U.K. or a company incorporated elsewhere that carries on business, or part of a business, anywhere in the U.K.) if it fails to prevent a person or entity that performs services for or on behalf of the company from committing bribery (i.e., any of offenses (a)-(c) above) with the intention of obtaining or retaining business, or an advantage in the conduct of business for the company.
A foreign public official means anyone who holds a legislative, administrative, or judicial position, whether elected or appointed, an official or agent of a public international organization, and anyone who exercises a public function for a foreign country or its public agency.
Although the UKBA is not fully in force at the time of the implementation of this Code, the Company intends to conduct its operations consistent with its provisions. The law broadly applies to all U.K. companies, nationals and those ordinarily resident in the U.K.

ENDEAVOUR CODE OF BUSINESS CONDUCT
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(regardless of nationality), in many cases even when the act or omission in question took place outside of the U.K. However, offence (d) is more broadly drafted so that a non-U.K. company that conducts even just “part of its business” in the U.K. must adhere to the UKBA.
Definition of “Government Official.” For purposes of this Code, the term “government official” means any officer or employee of a government, a public international organization or any department or agency there of or any person acting in an official capacity for such government or organization. This includes:
(a)	a foreign official as defined in the FCPA;

(b)	a member, officer or servant of a public body as defined in the ATCSA;

(c)	a foreign public official as defined in the UKBA;

(d)	an officer or employee of a Government-owned, -controlled, or —operated enterprise, such as a national oil company; and

(e)	any political party or party official or any candidate for political office (consistent with the FCPA).
Any question regarding whether an individual is considered a government official as defined above must be addressed to the Office of the Corporate Secretary.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Obligations Under Securities Laws
Disclosure to SEC and Other Public Communications. Disclosure in reports and documents that Endeavour files with, or furnishes to, the United States Securities and Exchange Commission (“SEC”) and in other public communications made by Endeavour shall be full, fair, accurate and timely.
“Insider Trading”. From time to time, you may have access to information about Endeavour’s business that has not been disclosed to our stockholders and the investing public. Material undisclosed information about Endeavour’s business is called “inside” information and can include financial information, acquisition or divestiture plans, or other information that could affect the price per share of our stock. Trading stock on the basis of inside information, regardless of how small or large the trade, is a serious violation of U.S. securities laws and, depending on the circumstances, the laws of other countries. This is true regardless of where in the world you reside. If you have material inside information about Endeavour, you may not trade in Endeavour stock from the moment you receive that information until after the close of the second trading day following public disclosure of the information. Additionally, you must not assist anyone else in trading Endeavour stock by improperly disclosing inside information to him or her.
Insider trading rules are strictly enforced and can carry severe penalties, even in instances when the financial transactions seem small. Please contact the Office of the Corporate Secretary if you are unsure as to whether or not you are free to trade.
A final word on stock trading. Investors who sell shares of stock they do not own, hoping the stock will drop in value so they can repurchase it at a lower price, are said to be “short selling.” This “betting against the Company” can sometimes have a detrimental impact on the stock price. As employees, we all have a stake in Endeavour’s success and can be hurt by short-selling activity. Additionally, since short selling is sometimes illegal and is highly speculative, it may be subject to greater scrutiny by the SEC.
Obligations Under Other Laws
All Endeavour employees and agents shall comply with all applicable legal requirements, including but not limited to, applicable governmental laws, rules and regulations. Although directors, officers and other employees are not expected to know every law, it is important that directors, officers and other employees know enough to ask questions and seek advice from supervisors, managers, lawyers or other appropriate personnel if they have any doubt regarding the legality of an action taken, or not taken, on behalf of Endeavour.
Section 16 Reporting. Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, most purchases or sales of Endeavour’s securities by directors, executive officers and 10% stockholders must be disclosed within two business days of the transaction. Directors,

ENDEAVOUR CODE OF BUSINESS CONDUCT
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officers and other employees who are subject to these reporting requirements must comply with Endeavour’s short-swing trading and reporting policy.
Environmental Policy. Endeavour is committed to conducting its business in compliance with applicable environmental laws, rules and regulations in a manner that has the highest regard for the environment. Directors, officers and other employees should be aware that environmental laws may provide for significant civil and criminal penalties against individuals and/or Endeavour for failure to comply with applicable requirements. Accordingly, each director, officer and other employee must comply with all applicable environmental laws, rules and regulations.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Use of Endeavour’s Assets
General. Protecting Endeavour’s assets is a key fiduciary responsibility of every employee. Care should be taken to ensure that assets are not misappropriated, loaned to others, sold or donated without proper authorization.
Computers and Other Equipment. Endeavour strives to furnish all employees with the equipment necessary to efficiently and effectively do their jobs. You have the obligation to care for that equipment and to use it responsibly. If you use Endeavour equipment at your home or off site, take precautions to protect it from theft or damage, just as if it were your own. At the end of your employment at Endeavour, you must immediately return all Company-owned equipment.
Software. All software used by employees to conduct Endeavour business must be authorized copies. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or off site, since doing so constitutes copyright infringement and may expose you and Endeavour to potential civil and criminal liability.
Use of E-mail. E-mail is a convenient, fast, and effective way to communicate with other employees and business partners. Irresponsible, careless, or insensitive statements in an e-mail can be taken out of context and used against you and the Company. Similarly, disparaging comments made against others could, under certain circumstances, constitute libel or a form of harassment. E-mail must only be used appropriately and professionally.
Please observe the following simple rules when preparing and sending e-mails:
•	Think carefully about what you wish to say. Avoid loose statements, unfounded assertions, angry responses, threats, speculations, or suppositions about the actions of Endeavour, its employees, or third parties.

•	Label e-mail messages containing confidential information appropriately (e.g. confidential, attorney-client communication). This tells the recipient how to treat the information in your message.

•	Copy only those persons on an e-mail who need to know what you are saying in order to do their jobs.

•	Keep in mind that e-mail messages can be, and usually are, subpoenaed in the event of litigation—even if Endeavour is not a party to the lawsuit. Excepted are communications between attorney and client: if you need to address a sensitive legal question to the Office of the Corporate Secretary, label the e-mail “Attorney-Client Confidential” in the subject heading and do not copy anyone unless requested to do so by the attorney. Of course, not all messages require this procedure. When in doubt, call the Office of the Corporate Secretary to discuss how to proceed.

ENDEAVOUR CODE OF BUSINESS CONDUCT
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Remember also that your Endeavour e-mail account is established to conduct Endeavour’s business and enhance your productivity. E-mail sent or received on Endeavour’s e-mail system is the property of Endeavour.
Please observe these additional guidelines when using Endeavour e-mail:
•	E-mail should not be used to further personal business opportunities or perform work for anyone other than Endeavour.

•	E-mail must never be used to send or receive unlawful, obscene, or offensive messages or files.

•	E-mail must not be used to engage in political activities, to express personal opinions to journalists or to take public positions on issues without the prior consent of Endeavour management.
Use of the Internet. Use of the Internet and its effect on business is still unfolding, obliging all of us to use it responsibly to conduct Endeavour business and to enhance our expertise and productivity. Please remember that any screen display or printout of any subject, article, or Web page you access via the Internet can be viewed by others just as they might view a poster on your wall. Care should be taken to neither access nor display any offensive materials, which might be deemed a form of harassment as described in the Equal Opportunity section of this document.
Corporate Opportunities. Without the written consent of the Board of Directors, directors, officers and other employees are prohibited from taking for themselves an opportunity that is (1) a potential transaction or matter that may be an investment or business opportunity or prospective economic or competitive advantage in which Endeavour could reasonably have an interest or expectancy or (2) discovered through the use of corporate property, information or position. In addition, directors, officers and other employees are prohibited from using corporate property, information or position for personal gain and competing with Endeavour directly or indirectly. Directors, officers and other employees of Endeavour owe a primary duty to Endeavour to advance its legitimate interests when the opportunity to do so arises.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Maintaining and Managing Records
Keeping accurate books and records, and retaining them for retrieval, is an important part of our daily business. In fact, various laws require that records be accurate and that they be kept for minimum periods of time. As such, Endeavour’s books, records and accounts must accurately and fairly reflect its transactions in reasonable detail and in accordance with Endeavour’s accounting practices and policies. All records and transactions are subject to review by internal and external auditors. Full cooperation with the auditors is expected and under no circumstances will any information be intentionally withheld from them. The following examples are given for purposes of illustration and are not intended to limit the generality of the foregoing in any way:
•	No false, artificial, or deliberately inaccurate entries (such as overbilling or advance billing) are permitted. Discounts, rebates, credits and allowances do not constitute overbilling when lawfully granted. The reasons for the grant should generally be set forth in Endeavour’s records, including the party requesting the treatment.

•	No payment shall be made with the intention or understanding that all or any part of it is to be used for any person other than that described by the documents supporting the payment.

•	No undisclosed, unrecorded or “off-book” funds or assets are permitted. Transactions shall be properly recorded to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets. No false or misleading statements, written or oral, shall be intentionally made to any internal accountant or auditor or Endeavor’s independent registered public accounting firm with respect to Endeavour’s financial statements or documents to be filed with the SEC or other governmental authority.

•	No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.
Records should always be retained or destroyed according to the Company’s record retention policies.
Employee Conduct. No director, officer or other employee of Endeavour is permitted to willfully, directly or indirectly:
•	Falsify, or cause to be falsified, any book, record or account;

•	Make, or cause to be made, any materially false or misleading statement or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which the statements were made, not misleading to an accountant in connection with (a) any audit or examination of Endeavour’s financial statements or (b) the preparation or filing of any document or report required to be filed by Endeavour with the SEC or other governmental agency; or

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
•	Take any action to fraudulently influence, coerce, manipulate or mislead Endeavour’s independent registered public accounting firm.
Directors, officers and other employees must exercise reasonable due diligence in order to avoid the events described above. If an employee believes that Endeavour’s books and records are not being maintained in accordance with these requirements, the employee should report the potential violation as described in this Code.

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Payment Practices
Accounting Practices. Endeavour’s responsibilities to its stockholders and the investing public, as well as its obligations under the laws governing corporations, require that all transactions be fully and accurately recorded in the Company’s books and records. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited. Such items violate Endeavour policy and the law. Financial entries should be processed in a timely manner and all supporting documentation should fully and accurately describe the nature of the transaction. Endeavour will provide prompt processing for reimbursing employees and vendors.
In addition to maintaining complete and accurate records, as described above, the FCPA states that it is a federal crime for any U.S. business enterprise to offer a gift, payment or bribe, or anything else of value, whether directly or indirectly, to any foreign official, political party or party official, or candidate for foreign political office for the purpose of influencing, obtaining, retaining, or directing business to Endeavour or to any other party. Even if the payment is legal in the host country, it is forbidden by the Act and violates U.S. law. The Company’s policies relating to the FCPA are attached as Appendix A hereto.
Political Contributions. Endeavour reserves the right to communicate its position on important issues to elected representatives and other government officials, and the Company encourages its employees to exercise their civic rights and responsibilities. However, Endeavour’s funds or assets must not be used for, or contributed to, political campaigns or political practices without the prior written approval of Endeavour’s Chief Executive Officer or Chief Financial Officer.
It is Endeavour’s policy not to make direct or indirect political contributions in support of any party or candidate in any U.S. election, whether federal, state or local, except as stated above. However, Endeavour may on occasion contribute to state and local office candidate committees and to state and local initiatives or referendum campaigns where Endeavour’s interests are directly involved and where permitted by applicable law.
Vendors, Contractors, and Consultants. Endeavour relies extensively on third parties to conduct its operations. Our relationships with them must always be proper, lawful, and documented, in fact and in appearance, wherever in the world they occur.
The Company’s agents, consultants and representatives are expected to comply with the applicable provisions of this Code. You should not hire or retain any person or entity to assist with the acquisition, development or retention of business until the Company has received full details regarding the background and reputation of the individual or entity to be hired or retained.
Contractual obligations must be set forth in a written agreement and must reflect the value to Endeavour of the service being provided. They should never exceed amounts that are reasonable

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
and customary in our industry. The service to be provided must be legal and proper. Payments must never be made in cash and may only be made against an accurate and complete invoice.
Approval Limitations. Approval authorities have been established for conducting Endeavour business. All employees are expected to comply with the delegated approval authority.

ENDEAVOUR CODE OF BUSINESS CONDUCT
RESPONSIBILITIES TO OUR SUPPLIERS AND CONTRACTORS
Payments or Gifts from Others
As a general rule, you must not accept anything from third parties that may influence the business decisions you make on behalf of the Company. To that end, you are prohibited from accepting anything of value from third parties, except as provided herein. Specifically, you may not accept the following from, or offer the following to, any concern that does, is seeking to do, business with, or is a competitor of, the Company:
•	cash payments;

•	gifts of more than token value;

•	excessive entertainment;

•	recreational trips; and

•	use of facilities (e.g., planes or lodges).
The only appropriate exceptions are inexpensive gifts having a value of U.S. $100 or less, or even a lower amount depending on local custom. You may accept infrequent business meals and entertainment, provided they are not lavish, excessive, or of a nature which might create the appearance of impropriety.
The exchange of social amenities (i.e., business lunches, dinners or entertainment) between Company employees and third parties is acceptable when reasonably related to a clear business purpose and within the bounds of good taste and what is customary in a normal business relationship. However, any entertainment, favor or gift that is too repetitive or carries a perception of influence or obligation for the giver or the recipient is inappropriate.
Sometimes, local customs may require that you exchange more valuable gifts with suppliers or customers. While we strive to respect local customs, gifts of this nature should not be exchanged without first obtaining approval from your manager. In any event, you should turn the gift received over to Endeavour for appropriate disposition. The gift should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. Its nature and cost must always be disclosed.
Providing or offering any gift, entertainment, favor or anything of value to any Government Official, as the term is defined above in the “Anti-Corruption Compliance” Section, implicates additional risks as well as the Company’s compliance with the U.S. Foreign Corrupt Practices Act (FCPA), U.K. Anti-Terrorism, Crime and Security Act (ATCSA), and the U.K. Bribery Act 2010 (UKBA). Before any gift, entertainment, favor, or anything of value may be offered or provided to any Government Official, employees must seek advance approval from the Office of the Corporate Secretary.

ENDEAVOUR CODE OF BUSINESS CONDUCT
RESPONSIBILITIES TO OUR SUPPLIERS AND CONTRACTORS
Handling the Confidential Information of Others
Endeavour has many types of business relationships with many companies and individuals. Sometimes, they will volunteer confidential information about their products or business plans to induce Endeavour to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship. Whatever the situation, we must take special care to handle the confidential information of others responsibly. The Office of the Corporate Secretary can assist in obtaining proper oversight and review of third party confidentiality agreements.
Need-to-Know. Once a third party’s confidential information has been disclosed to Endeavour, we have an obligation to limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Endeavour employees who need to know the information. Every employee involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the Office of the Corporate Secretary.
Notes and Reports. When reviewing the confidential information of a third party under a nondisclosure agreement, it is natural to take notes or prepare reports summarizing the results of the review and, based partly on those notes or reports, to draw conclusions about the suitability of a business relationship. Notes or reports can include confidential information disclosed by the other party and should therefore be retained with other confidential documents and destroyed when appropriate.

ENDEAVOUR CODE OF BUSINESS CONDUCT
ANNUAL FILING AND DISCLOSURE REQUIREMENTS
Periodic Filings
A copy of this Code shall be filed as an exhibit to Endeavour’s Annual Report on Form 10-K. Additionally, it is Endeavour’s policy to promote full, fair, accurate, timely and understandable disclosure in reports and documents that Endeavour files with, or furnishes to, the SEC and in other public communications made by Endeavour.
Internal Control Report. Endeavour’s Annual Report on Form 10-K shall contain an internal control report that (1) states the responsibility of management for establishing and maintaining an adequate internal control structure and procedures for financial reporting; (2) contains an assessment, as of the end of Endeavour’s most recent fiscal year, of the effectiveness of Endeavour’s internal control structure and procedures for financial reporting; (3) includes a statement that Endeavour’s independent registered public accounting firm has issued a report on Endeavour’s internal controls and procedures for financial reporting; (4) includes the report of Endeavour’s independent registered public accounting firm; and (5) otherwise complies with Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by SEC
Certifications. Endeavour’s principal executive officer and principal financial officer shall make the certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, the text of which are set forth in Item 601(b)(31) and (32) of Regulation S-K promulgated by the SEC.
Disclosing Amendments and Waivers
Amendments to, and waivers of, this Code shall be disclosed within four business days after the amendment or waiver by filing the amendment with the SEC; provided, however, that any waiver of this policy for a director or executive officer shall be approved by the Board of Directors or a committee of the Board of Directors.

ACKNOWLEDGMENT AND CERTIFICATION
FOR
ENDEAVOUR CODE OF BUSINESS CONDUCT
     I have received and read the Endeavour Code of Business Conduct (the “Code”). I understand the standards and policies contained in the Code.
     Since the beginning of the period of time that I have been a director, employee, contractor, or consultant of Endeavour, I have complied with the Code. I further agree to comply with the Code for as long as I am subject thereto.
     If I have any questions concerning the meaning or application of the Code or any Endeavour policies, I know I can contact my manager or the Office of the Corporate Secretary.
     I understand that if I know of any events or transactions that violate the Code, my responsibility is to communicate the information promptly to my manager or Office of the Corporate Secretary.
     I understand that this acknowledgment and certification will be placed in my personnel file for permanent reference.

Name

Signature

Date
Acknowledgment and Certification for Endeavour Code of Business Conduct

A Final Word...
Remember, each time you meet with a supplier, shareholder, business partner, or another employee, you convey the ethics, standards, and values of Endeavour. Your actions reflect on all of us.
A Final Word

Appendix A
ENDEAVOUR INTERNATIONAL CORPORATION
ANTI-CORRUPTION POLICY AND PROCEDURES
Policy
Purpose
The purpose of this policy and the related procedures is to provide detailed information and guidelines to help ensure compliance by the Company with the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.K. Anti-Terrorism, Crime and Security Act of 2001 (“ATCSA”), the U.K. Bribery Act of 2010 (“UKBA”) and all other equivalent anti-corruption and/or anti-bribery legislation applicable to the Company (whether by virtue of its jurisdiction of incorporation or the conduct of its business operations).
This policy and the related procedures provide details regarding the provisions of the FCPA, ATCSA, and UKBA and should be read in conjunction with the Company’s Code of Business Ethics and other general management policies.
Scope
This policy extends to all of the Company’s domestic and foreign operations, including operations conducted by any departments, subsidiaries, agents, consultants or other representatives, and, to the extent explained in this policy and the related procedures, the operations of any joint venture or other business enterprise outside the U.S. in which the Company is a participant. This policy also extends to all of the Company’s financial record-keeping activities and is integrated with the obligations to which the Company is already subject by virtue of the federal and state securities laws.
Requirements of the FCPA
The FCPA has two primary sections. The first section makes it illegal to bribe foreign officials, and the second section imposes record-keeping and internal accounting requirements upon publicly traded US companies like the Company.
1. Anti-bribery Provisions
The Company’s officers, directors, employees, contractors, consultants, and other agents representing the Company may not corruptly offer to, promise to, or provide cash or anything of value to any foreign official, foreign political party or party official or any candidate for foreign political office in order to influence an act or decision that will assist the Company in obtaining or retaining business or in directing business to anyone else. A payment or offer is corrupt if it is made intentionally and voluntarily with the intention of causing conduct that is prohibited by the FCPA.

Appendix A - 1

A “foreign official” is any officer or employee of a foreign government (i.e., other than the US) or any department, agency, or instrumentality thereof (which includes a government-owned or government-controlled state enterprise) or of a “public international organization”, any person acting in an official capacity for or on behalf of a foreign government or government entity or of a public international organization, any foreign political party or party official, or any candidate for foreign political office. Thus foreign officials include not only elected officials, but also consultants who hold government positions, employees or companies owned by foreign governments, political party officials and others. The term “public international organization” includes such organizations as the World Bank, the International Finance Corporation, the International Monetary Fund, the European Union, and the Inter-American Development Bank. The Office of the Corporate Secretary should be contacted if there is a question as to whether an organization should be treated as a public international organization for purposes of this policy and the related procedures.
Neither the Company nor any of its employees, agents or business partners shall make, promise or authorize any gift, payment or offer anything of value on behalf of the Company to a foreign official or to any third person (such as a consultant, agent, or representative of the Company) who, in turn, is likely to make a gift, payment or offer anything of value to a foreign official. Personal funds must not be used to accomplish what is otherwise prohibited by Company policy.
The procedures below specifically outline the very limited circumstances — entertainment, meals, gifts of a nominal value and other business courtesies — when items of value can be given to foreign officials. Such entertainment, meals, gifts of a nominal value and other business courtesies must have prior written approval of the Office of the Corporate Secretary.
2. Record-Keeping Provisions
The record-keeping provisions of the FCPA require publicly held U.S. companies such as Endeavour to keep their books, records and accounts in reasonable detail accurately and to reflect fairly all transactions and disposition of assets and to maintain a reasonable system of internal controls. Thus the Act prohibits the mischaracterization or omission of any transaction on a company’s books or any failure to maintain proper accounting controls that results in such mischaracterization or omission.
Accordingly, Company employees must follow applicable standards, principles, laws and Company practices for accounting and financial reporting. Specifically, employees must be timely and complete when preparing all reports and records required by management. Prior to paying or authorizing a payment to a foreign official, Company employees or agents should be sure that no part of such payment is to be made for any purpose other than that to be fully and accurately described in the Company’s books and records. No undisclosed or unrecorded accounts of the Company are to be established for any purpose. False or artificial entries are not to be made in the books and records of the Company for any reason.
Applicability of the FCPA
Securities of the Company are registered on the American Stock Exchange in the United States and, accordingly, the Company is subject to all the requirements of the FCPA, not only in respect

Appendix A - 2

of its own activities but also those of the U.S. and non-U.S. entities which it controls, those of its own officers, directors and employees, those of the officers, directors and employees of entities which it controls and those undertaken with the Company’s knowledge by other persons or entities that act on behalf of the Company or entities which it controls. Given the Company’s status as a public company and the ownership structure, operational breadth and management philosophy of the Company members, it should be assumed that the FCPA applies to all Company operations.
Requirements of the ATCSA
The ATCSA makes it a criminal offence for any U.K. national or company incorporated in the U.K. to commit a “corruption offence” outside the United Kingdom. Earlier legislation makes the “corruption offences” offences if committed within the United Kingdom. Such “corruption offences” include:
(a) making corrupt payments to a member, officer or servant of a public body, even if the payments take place wholly outside the U.K. The term “public body” includes any city or town, council, local or public authority and any board or commission which is, under statutory power, involved in local government or in administering money raised by taxes. Any body which exists in a country or territory outside the U.K. and is equivalent to the bodies above is deemed to be a public body for the purposes of the ATCSA; and
(b) making, or offering to make, a gift or consideration to an agent as an inducement to the agent to do an act in relation to the principal’s business. The term “agent” is broadly defined to include any person employed by or acting on behalf of another (whether such other is in the public or private sector).
Applicability of the ATCSA.
The Company conducts a portion of its business in the U.K., and is accordingly subject to the ATCSA, as well as for the violations of the ATCSA of any of the U.K. incorporated companies and employees that it controls. U.K. nationals also are directly subject to the ATCSA. Given the Company’s status as a company conducting business in the U.K. and the operational breadth and management philosophy of the Company’s constituent businesses, it should be assumed that the ATCSA applies to all of the Company’s operations.
Requirements of the UKBA
Once it comes into force, the UKBA will repeal the existing corruption offences under earlier U.K. legislation and make it a criminal offence:
(a) to directly or indirectly through third parties offer, promise, or give a bribe to any person in order to induce any person to improperly perform a public or private function or to reward the improper performance of a public or private function, or where the offeror, promisor or giver knows or believes that acceptance of the bribe would constitute improper performance of a public or private function;

Appendix A - 3

(b) to directly or indirectly request, agree to receive, or accept a bribe in the context of public or private functions;
(c) to directly or indirectly offer, promise or give a bribe to a foreign public official in order to influence the official in his official capacity and to obtain or retain business or an advantage in the conduct of business; and
(d) for a commercial organization (which may be a company incorporated in the U.K. or a company incorporated elsewhere that carries on business, or part of a business, anywhere in the U.K.) if it fails to prevent a person or entity that performs services for or on behalf of the company from committing bribery (i.e., any of offenses (a)-(c) above) with the intention of obtaining or retaining business, or an advantage in the conduct of business for the company.
A foreign public official means anyone who holds a legislative, administrative, or judicial position, whether elected or appointed, an official or agent of a public international organization, and anyone who exercises a public function for a foreign country or its public agency.
Although the UKBA is not fully in force at the time of the implementation of this Policy, the Company intends to conduct its operations consistent with its provisions. The law broadly applies to all U.K. companies, nationals and those ordinarily resident in the U.K. (regardless of nationality), in many cases even when the act or omission in question took place outside of the U.K. However, offence (d) is more broadly drafted so that a non-U.K. company that conducts even just “part of its business” in the U.K. must adhere to the UKBA.
Applicability of the UKBA.
The Company conducts a portion of its business in the U.K., and will accordingly be subject to the UKBA, as well as for the violations of the UKBA of any of the companies and employees that it controls. U.K. citizens and nationals also are directly subject to the UKBA. Given the Company’s status as a company conducting business in the U.K. and the operational breadth and management philosophy of the Company’s constituent businesses, it should be assumed that the UKBA applies to all of the Company’s operations.
Government Officials
     The FCPA, ATCSA, and UKBA broadly define the category of persons to whom improper payments may not be made. Although the definitions vary somewhat, this Policy and the accompanying Code prohibit improper payments to all persons covered by the FCPA, ATCSA, and UKBA. Accordingly, as used in this Policy and the Code, “government official” means any officer or employee of a government, a public international organization or any department or agency there of or any person acting in an official capacity for such government or organization. This includes:
(a)	a foreign official as defined in the FCPA;

(b)	a member, officer or servant of a public body as defined in the ATCSA;

(c)	a foreign public official as defined in the UKBA;

Appendix A - 4

(d)	an officer or employee of a Government-owned, -controlled, or —operated enterprise, such as a national oil company; and

(e)	any foreign political party or party official or any candidate for foreign political office (consistent with the FCPA).
Any question regarding whether an individual is considered a government official as defined above must be addressed to the Office of the Corporate Secretary.
Gifts, Travel, and Entertainment Expenses
Some business people with general awareness of the FCPA, ATCSA, and UKBA mistakenly assume that the statutes prohibits only “bribes” in the form of cash payments to a government official, as defined above. The statutes are much broader than that. For example, the FCPA prohibits improperly giving, authorizing, or offering the payment of anything of value to a foreign official to induce the official to misuse his or her office or secure an improper advantage in an effort to obtain or retain business. Similarly, the UKBA prohibits offering, promising, or giving a financial or other advantage in violation of the UKBA. The restrictions of the FCPA, ATCSA, and UKBA can extend to many forms of travel and entertainment expenditures for the benefit of government officials, as well as non-cash gifts and other benefits, such as offers of employment, educational placement, and charitable donations to entities related to government officials. The procedures below will provide specific guidance concerning gifts, travel, or entertainment involving government officials. In general, such an expense may not be incurred unless:
•	It is not cash;

•	It complies with local law and with the FCPA, the ATCSA, and the UKBA;

•	It is not lavish or excessive;

•	It is appropriate for the occasion and is non-discriminatory;

•	It is infrequent;

•	Approval is sought and received in accordance with the Code and this Policy. Written approval must be obtained from the Office of the Corporate Secretary before incurring any such expenses; and

•	It is accurately recorded in the Company’s books and records and supporting documentation, such as an invitation to an event or a receipt for a gift that is purchased, is maintained in the Company’s records.
Third Parties and Knowledge
The FCPA and ATCSA prohibit corrupt offers, promises and payments of money or anything of value through intermediaries. The UKBA prohibits the same conduct through intermediaries if done with the intent to induce another to perform a relevant function improperly. Thus the Company and its officers, directors, and employees who are subject to the FCPA, ATCSA, or UKBA could be liable for indirect offers, promises of payments, or payments to any government official if such offers, promises or payments are made through an agent, joint venture partner or other third party intermediary with the knowledge that such government official will be the

Appendix A - 5

ultimate recipient. Knowledge includes conscious disregard and deliberate ignorance of facts which indicate a high probability that the relevant payment will occur.
Due Diligence and Selection of Representatives and Business Partners
In its foreign activities, the Company will compete for all business opportunities vigorously, fairly, ethically and legally and, when appropriate, will negotiate contracts in a fair and open manner, regardless of any pressure exerted by foreign officials. This characterization of fairness and professionalism must extend to the activities of the Company’s agents, consultants, representatives and business partners. Prior to entering into an agreement with any agent, consultant, joint venture partner or other representative, the Company should perform proper and thorough anti-corruption due diligence and obtain from the third party certain assurances of compliance with the FCPA, ATCSA, UKBA, and all other applicable anti-corruption and/or anti-bribery legislation.
Penalties
The penalties for violating the FCPA, ATCSA, or UKBA are severe. In addition to the penalties listed below, any officer or employee of the Company who violates any of these or other equivalent anti-corruption and/or anti-bribery legislation applicable to the Company will be subject to disciplinary action, up to and including termination for cause. Persons or entities who provide services to the Company as contractors, consultants or other agents should similarly expect to have their contracts terminated for cause if they violate any of these laws. The Company or the relevant member of the Company will actively seek to recoup any losses which it suffers as a result of a violation of any of these laws from the individual or entity who carried out the prohibited activity.
a)	Penalties under the FCPA. Companies that violate the FCPA anti-bribery provisions may be subject to a fine of up to $2,000,000, or an alternate fine that could be much greater. Individuals who violate the FCPA anti-bribery provisions may be imprisoned for up to five years and are subject to a fine of up to $100,000, or an alternate fine that could be much greater. An employer is not permitted to reimburse fines for FCPA violations.

Individuals who willfully violate the accounting provisions of the FCPA may be fined up to $5,000,000, imprisoned up to twenty years, or both. A corporation may be fined up to $25,00,000. Alternatively, both individuals and corporations violating the Act’s accounting provisions may be subject to fines of up to twice the amount of any pecuniary gain or loss resulting from such violation.

In addition to civil and criminal penalties, a person or company found in violation of the FCPA may be precluded from doing business with the US government. Other penalties include denial of export licenses and debarment from programs under the Commodity Futures Trading Commission and the Overseas Private Investment Corporation.

b)	Penalties under the ATCSA. Individuals who violate the ATCSA may be imprisoned for up to seven years and/or subject to an unlimited fine. Companies that violate the ATCSA may be subject to an unlimited fine, and managers of the company who had knowledge

Appendix A - 6

of, and who consented to, the making of prohibited payments, may also be subject to the same penalties as individuals.
c)	Penalties under the UKBA. Individuals who violate the UKBA may be imprisoned for up to ten years and/or subject to an unlimited fine. Companies that violate the UKBA may be subject to an unlimited fine. Where a company is convicted of any of the offences described at (a) to (c) (under the paragraph headed “Requirements of the UKBA”) and a senior officer is shown to have consented or connived in the company committing the offence, such officer will be guilty of the underlying offence and subject to penalties as an individual.
Responsibilities of Employees
Every Company employee, agent or representative whose duties are likely to lead to involvement in or exposure to any of the areas covered by the FCPA is expected to become familiar with and comply with this policy. Periodic certifications of compliance with the Company’s policy may be required, as well as participation in training sessions as instructed by management.
If you have questions or problems concerning this policy, foreign officials or payment practices you should contact the Office of the Corporate Secretary.
Procedures
Purpose
The FCPA, ATCSA, and UKBA prohibits the bribery of “government officials”, as explained in this Policy. Additionally, the FCPA requires US companies to maintain internal accounting controls and to keep books and records that accurately reflect all transactions. The following procedures provide guidance for compliance with the FCPA, ATCSA, and UKBA.
Scope
Every Company employee, agent, consultant, representative, and business partner whose duties are likely to lead to exposure to government officials is required to read and comply with both the Company’s Anti-Corruption Policy and these implementing procedures.
Responsibilities
The Finance Department and the Office of the Corporate Secretary are responsible for ensuring that no gifts, payments or offers of gifts, payments or anything of value are made or authorized to “government officials” without following the procedures set forth herein. The Office of the Corporate Secretary is responsible for reviewing requests for authorization of any payments involving government officials and, after consulting with the Company’s counsel, for approving such requests when such payment, gift or offer would not violate either the FCPA, the ATCSA, the UKBA or the Company’s Anti-Corruption Policy. Together, the Finance Department and the Office of the Corporate Secretary are responsible for alerting employees, agents, consultants and business partners about the Company’s Anti-Corruption policy and for maintaining proper anti-corruption compliance and oversight files.

Appendix A - 7

Procedures
1.	Prohibition of Improper Payments to Government Officials
Company employees and agents must not pay or give things of value to government officials, directly or indirectly:
•	To prevent some governmental action, such as the imposition of a large tax or fine, or the cancellation of an existing government contract;

•	To obtain a license or other authorization from a government where the issuance involves the foreign official’s or his government’s discretion;

•	To obtain confidential information about business opportunities, bids or the activities or competitors;

•	To obtain the right to open an office or secure a zoning ruling or to influence the award of a government contract;

•	To influence the rate of taxes that would be levied on the Company’s business;

•	To obtain relief from government controls;

•	To resolve governmental disputes (i.e., the resolution of tax deficiencies);

•	To affect the nature of foreign regulations or the application of regulator provisions; or

•	To secure any improper advantage.
2.	Facilitating Payments are Prohibited
Payments made to government officials to speed up or secure routine and non-discretionary governmental action — such as processing visas or scheduling inspections by a government official — are sometimes referred to as “facilitating payments” or “grease payments.” These payments are not permitted under the ATCSA or UKBA and the Company does not permit these payments to be made, except when the health or safety of a Company employee, consultant, agent, or other representative is at risk. In that event, the circumstances of the payment, including the reason for it, its amount, and the identity of the recipient, must be accurately recorded and reported to your line manager and the Office of the Corporate Secretary as soon as is practicable after the payment has been made.
3.	Procedures for Making Permissible Payments to Foreign Officials
There are certain payments involving government officials that may be permissible, as described below:

Appendix A - 8

a. Applicable Written Law Defense. The FCPA and UKBA permit a narrow category of payments to or for the benefit of government officials if the payment is lawful under applicable written laws and regulations. However, this defense will rarely if ever apply and any payment made under this defense must have been approved in accordance with the procedures specified in the Manual.
b. Reasonable and Bona Fide Expenditures Defense. The FCPA permits the payment of reasonable and bona fide expenditures on behalf of a government official and directly related to:
(i) the promotion, demonstration or explanation of the Company’s products or services; or
(ii) the execution or performance of a contract with a government or agency thereof.
At the time of the implementation of this Policy, however, it is unclear whether such payments are permitted under the ATCSA or will be permitted once the UKBA is fully in force. Any payment of expenses of the type described above must be approved in advance by the Chief Financial Officer and/or the Office of the Corporate Secretary.
Company employees may authorize the following types of promotional expenses (after written approval from the Chief Financial Officer and/or the Office of the Corporate Secretary is obtained):
•	Gifts to and Entertainment of Foreign Officials — expenses must be directly related to the promotion, demonstration or explanation of the Company’s products or services; nominal in value; something other than cash; of the type and value that are unequivocally customer and appropriate for the occasion; legal under local law and regulations and guidelines of the government official’s governmental entity; and properly recorded in the Company’s books.

•	Reimbursement of Travel Expenses of Foreign Officials — expenses may be paid, provided that procedures above for Gifts and Entertainment are followed and documentation is proper.

•	Foreign Political Contributions — under no circumstances shall Company funds be used to make political contributions to political parties or candidates in foreign countries.

•	Donations to Foreign Charities — donations are permitted, provided that before making a donation to a non-US charitable entity, a request for approval is sent to the Office of the Corporate Secretary and a background check on charitable organization is performed by the Office of the Corporate Secretary. Documentation that substantiates the Company’s donation should be forwarded to the Office of the Corporate Secretary for retention.

Appendix A - 9

4.	Record-Keeping and Internal Accounting Controls Provisions
a.	Record-Keeping
It is the Company’s policy to maintain accurate, reasonably detailed records which fairly reflect its transactions and disposition of assets, regardless of whether the transactions are domestic or international. Consistent with the requirements of the FCPA, the Company shall maintain a system of internal accounting controls sufficient to provide reasonable assurances that:
•	Transactions are executed in accordance with management’s general or specific authorization;

•	Transactions are recorded in such a way as to allow preparation of accurate financial statements in conformity with generally accepted accounting principles (“GAAP”), or any other criteria applicable to such statements;

•	Proper safeguarding of the Company’s assets exists; and

•	The recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
The Company’s books and records shall be maintained in “reasonable detail” and with “reasonable assurances,” which mean the level of detail and degree of assurance that would satisfy prudent officials in the conduct of their own affairs. That standard has been interpreted to mean that the records and control requirements do not connote an unrealistic degree of exactitude or precision. Such standard is generally thought to be higher than the materiality standard which typically applies in accounting. Accordingly, even relatively small payments or gifts may have to be accurately recorded in order to satisfy the Company’s policy to maintain accurate books and records.
ii)	Internal Accounting Controls
The Finance Department shall maintain accounting procedures, financial reporting and controls for the Company. Monitoring and auditing systems must be in place to detect violations of Company policy and of applicable laws.
These requirements apply to the Company and all majority-owned affiliates, whether in the US or in foreign locations. The Company also should make a good-faith effort to ensure that affiliates in which the Company holds 50% or less of the voting shares comply with the FCPA record-keeping and internal accounting control provisions.

Appendix A - 10

5.	Procedures for the Hiring of Consultants, Agents or Other Representatives
The Company’s Anti-Corruption policy prohibits both employees and independent third parties — including agents, consultants, representatives, and business partners acting on its behalf — from offering anything of value to a government official. Conduct of third parties (“representatives”) can subject the Company to liability. In all relationships with representatives, the Company should:
•	Thoroughly screen potential representatives prior to beginning a relationship or entering into an agreement;

•	Establish clear lines of authority for screening, selecting and monitoring each representative;

•	Obtain from each representative written assurances that he/she understands and will abide by the Company’s policies, practices and procedures, including the Code of Business Conduct and the Anti-Corruption Policy;

•	Monitor the representative’s activities, including periodic review/audit of their performance and payment practices;

•	Investigate any signs of potentially troublesome activities or unethical behavior; and

•	Maintain records of the Company’s compliance-related activities concerning each representative.
Specifically, the Company should investigate whether the prospective agent has a history of unusual or excessive payments or financial arrangements; whether any of the prospective agent’s owners, principals, partners, directors, officers, employees or agents has a close family connection or other personal or professional affiliation with any government official; whether the prospective agent routinely utilizes undisclosed subsidiaries or agents; whether the prospective agent, or its owners, principals, partners, directors, officers, employees or agents have made any significant political financial contributions; and whether or not the prospective agent maintains transparent expense and accounting procedures and a transparent ownership structure. As part of the review process, the Company should ask for written confirmation from the prospective Agent that it is in full compliance with the FCPA, ATCSA, UKBA, and all other applicable anti-corruption and/or anti-bribery legislation.
All Company agreements for the hiring or renewal of foreign agents must be approved by the Chief Financial Officer after review by the Office of the Corporate Secretary and the Company’s counsel. Each agency or consultancy agreement entered into should include language whereby the agent or consultant certifies that the agent or consultant, including the agent or consultant’s directors, officers, employees, and own agents, are in full compliance with the FCPA, ATCSA, UKBA, and all other applicable anti-corruption

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and/or anti-bribery legislation. The Company shall periodically obtain an executed Anti-Corruption certification from each of its international representatives.
6.	Procedures for Entering Into International Joint Ventures, International Mergers and Acquisitions and Other International Equity Transactions
a.	Due Diligence
The Company should perform an effective due diligence review prior to entering into any foreign joint venture, merger or other equity transaction to confirm compliance with the FCPA, ATCSA, UKBA, and all other applicable anti-corruption and/or anti-bribery legislation. Due diligence procedures should include review of local law, interviews of joint venture partners (particularly if state-owned/controlled) and key officials of acquisition target, identification of the ultimate beneficial owner of the foreign acquiree (in case of acquisition), review of agreements with governmental bodies, and agreements with agents or consultants.
b.	Contractual Provisions
It is recommended that Anti-Corruption-related contractual provisions be included in every international joint venture agreement to be entered into by the Company. Also, when the Company is acquiring a company with foreign operations or entering into an equity transaction with a foreign entity, warrants should be made stating there have been no FCPA, ATCSA, or UKBA violations.
The Company’s counsel should review all agreements entered into by the Company to ensure compliance with the Company’s Anti-Corruption Policy.
7.	Red Flags
One of the key aspects of FCPA, UKATCS, UKBA, and anti-corruption related due diligence investigations is the identification of “red flags” which may indicate the potential existence of a corruption problem. Examples of potential “red flags” include, but are not limited to, the following:
(a) The contracting party has a history of improper payment practices.
(b) The transaction or the contracting party is in a country where there is widespread corruption or has a history of bribes and kickbacks (Transparency International maintains a corruption index that is a useful resource: http://www.transparency.org/policy_research/surveys_indices/cpi/2009/cpi_2009_table.)
(c) The transaction or the contracting party is involved in or with an industry that has a history of FCPA violations and/or corruption.

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(d) The contracting party refuses to agree to comply with the FCPA, ATCSA, UKBA, or equivalent applicable anti-corruption legislation.
(e) The contracting party has a family or business relationship with a government official.
(f) The contracting party has a poor business reputation.
(g) The contracting party insists that its identity remain confidential or refuses to divulge the identity of its owners, directors, or officers.
(h) A government customer recommends or insists on use of a particular intermediary or consultant.
(i) The contracting party does not have offices or a staff.
(j) The contracting party does not have significant experience.
(k) The contracting party insists on unusual or suspicious contracting procedures.
(l) The fee or commission to be paid to the contracting party is unusually high.
(m) The payment mechanism to be utilized is secretive or unusual.
(n) The contracting party submits inflated or inaccurate invoices.
(o) The contracting party requests cash or bearer instrument payments.
(p) The contracting party requests payment in a jurisdiction outside its home country that has no relationship to the transaction or the entities involved in the transaction.
(q) The contracting party asks that a new customer be granted an excessive credit line.
(r) The contracting party requests unusual bonus or special payments.
(s) The contracting party requests an unusual advance payment.
All due diligence investigations conducted by the Company will include an analysis of potential “red flag” issues. Investigations of potential “red flag” issues should be carefully documented and relevant documents, such as due diligence reports and compliance certificates, should be maintained by the Office of the Corporate Secretary.

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8.	FCPA Audit Procedures to Verify Compliance
Regular audits should be performed of the Company’s records, books and accounts that are designed to prevent and detect violations of the FCPA, ATCSA, UKBA, and compliance with the Company’s policies, practices and procedures. The audits should focus on the following items:
•	The Company’s strategy to ensure compliance with the FCPA, ATCSA, and UKBA;

•	Communication with and education of all pertinent employees and third-party representatives;

•	Establishment and implementation of monitoring mechanisms; Review of all international business agreements; and

•	Due diligence procedures taken prior to entering into arrangements with third-parties with international locations.

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